Exhibit 99.1

Resources Connection, Inc. Announces the Appointment of David P. White to the Board of Directors

IRVINE, Calif.--(BUSINESS WIRE)--August 2, 2021--Resources Connection, Inc. (Nasdaq: RGP), announced today that RGP’s Board of Directors voted to increase the size of its Board of Directors from ten to eleven members and appointed David P. White to the Board of Directors, effective as of July 29, 2021. Mr. White will also serve as a member of the Corporate Governance and Nominating Committee of the Board.

“We are delighted to welcome David White to the Board of Directors,” said Kate W. Duchene, Chief Executive Officer of RGP. “David and I practiced employment law together at O’Melveny & Myers LLP early in our professional careers so I have experienced firsthand his intellect, people skills and strategic counsel. David brings deep expertise in human capital and regulatory matters to help guide the company in the new realities of work.”

Mr. White previously served as the National Executive Director and chief negotiator of the Screen Actors Guild-American Federation of Television and Radio Artists (SAG-AFTRA) from 2009 to June 2021. In this role, Mr. White served as chief executive officer and strategist for the world’s largest entertainment union. Prior to rejoining SAG-AFTRA in 2009, where he previously served as general counsel from 2002 to 2006, Mr. White was managing principal of Los Angeles-based Entertainment Strategies Group LLC from 2006 to 2009, providing consulting services to the entertainment industry. He was also previously a labor and employment attorney at O’Melveny & Myers LLP.

Mr. White is a Rhodes Scholar and a graduate of Grinnell College, Stanford Law School and The Queen’s College, Oxford University. He currently serves as a board member of the Federal Reserve Bank of San Francisco, where he serves on the Audit and Risk Management Committee and Bank Governance Committee, as a board member of the Motion Pictures and Television Fund, where he serves on the Audit Committee, and as a board member of The Actors Fund, where he serves on the Strategic Planning Committee. Mr. White also serves as a commissioner for the Entertainment Industry Commission on Eliminating Sexual Harassment and Advancing Equality in the Workplace.

ABOUT RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner to our global client base, we support our clients’ needs through both professional staffing and project execution in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 5,000 professionals, we annually engage with over 2,100 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served over 85% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jenn.ryu@rgp.com